Exhibit 10.3
SEPARATION AGREEMENT AND RELEASE
This Separation of Employment and Release Agreement (“Agreement”) is made by and between JooHo Kim (“Executive”) and Amkor Technology Korea, Inc. (“Company”), which Company is an indirect wholly owned subsidiary of Amkor Technology, Inc., a Delaware Corporation (“Parent”), (jointly referred to as the “Parties”):
RECITALS
WHEREAS, Executive has served on the Company’s Board of Directors as a registered director of the Company;
WHEREAS, the Company and Executive have agreed that Executive’s service with the Company is being terminated effective on February 24, 2015 (the “Separation Date”);
WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive’s service with or his resignation from the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Resignation. The Executive ceased to be Company’s President and as of the Separation Date, and ceased all other positions and associations of any kind with the Company, Parent and their subsidiaries and affiliates. Additionally, effective on the Separation Date, the Executive resigned his membership on the Board of Directors (and all board of director committees) of the Company and its subsidiaries and affiliates.
2.Consideration.
(a)The Company agrees to pay Executive a lump sum of KRW, less applicable tax withholdings, consisting of (i) the amount of KRW payable under the Company’s Severance Plan (calculated using Executive’s years of service from 2009 through February 24, 2015), plus (ii) an amount in KRW equal to US$500,000.00(12 months base salary). This payment will be made to Executive on February 24, 2015.
(b)The Company agrees Executive will remain eligible to receive a 2014 Bonus under the Company’s 2014 Executive Bonus Plan. The 2014 Bonus will be paid to Executive, less applicable tax withholdings, when payments are made to participants generally under the 2014 Executive Bonus Plan.
3.Stock. There will be no changes to terms of Executive’s outstanding equity awards. As of the Separation Date, Executive has 31,250 vested and outstanding stock options (“Option”), with the remaining unvested being forfeited upon termination. The vested Options must be exercised within a specified period of time following the Separation Date, as set forth in the applicable Stock Option Award Agreement dated September 9, 2013. Options not exercised by the specified date are forfeit. The remaining 1,060 unvested shares of restricted stock granted pursuant to the Restricted Stock Award

Agreement dated February 14, 2011 will vest upon your termination of employment (which shall constitute your “Retirement” as defined in the Company’s Amended and Restated 2007 Equity Incentive Plan) in accordance with the terms of the applicable award agreement. The 13,125 unvested shares of restricted stock granted pursuant to the Restricted Stock Award Agreement dated November 1, 2012 will be forfeited upon termination.
4.Benefits. Executive’s participation in all benefits and incidents of service (including, but not limited to, the accrual of vacation and paid time off, use of Company car, and club memberships) ceased on the Separation Date. The Company will pay for or provide for continued coverage under existing healthcare plans through December 31, 2015. The Company will also provide Executive with tax return preparation and filing assistance for any year in which Executive served as a US ex-patriate, including 2014.
5.Payment of Salary. Executive acknowledges and represents that Executive has been paid all salary, wages, accrued vacation, paid time off, bonuses, commissions, and any and all other benefits and compensation due to Executive from Company, Parent and any of their affiliates.
6.Release of Claims. Executive agrees that the foregoing Consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, Parent and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company, Parent and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any cause, matter, omissions, acts or facts whatsoever including, without limitation:
(a)any and all claims relating to or arising from Executive’s service with the Company, Executive’s service as a director of the Company, or the resignation of that service;
(b)any and all claims under the law of any jurisdiction, including, but not limited to, wrongful termination of service; constructive termination from service; termination of the service in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(c)any and all claims arising out of any constitution, laws and regulations including, without limitation, any such constitution, laws or regulations relating to service;
(d)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
(e)any and all claims for attorneys’ fees and costs.
The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

7.Confidential Information. Executive recognizes that due to his service, Executive has had access to non-public proprietary information, confidential information and trade secrets. Consequently, at all times after the Separation Date Executive will not, without the prior express written consent of the Company, use for himself or for others or directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, Parent, or any of their affiliates, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company, Parent, or any of their affiliates. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 7). Executive will use particular care to ensure that such Confidential Information does not become known to those who are engaged in activities competitive with those of the Company, Parent, or any of their affiliates. In addition, Executive represents, warrants and agrees that he is in compliance with the Parent’s Code of Business Conduct.
8.Non-Competition. Until the first anniversary of the Separation Date, Executive shall not, without the prior written consent of the Company, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, the business of outsourced semiconductor packaging and test services; provided that ownership by Executive of securities of the Company or of less than a five percent equity interest in a publicly held company shall not be a breach of this paragraph.
9. Assistance. The Executive agrees to personally provide reasonable assistance and cooperation to the Company and Parent in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. Further, the Executive agrees to fully cooperate with the Company to, among other things, deregister him from the government registrations/permits of the Company including the court’s corporate registry, including but not limited to, allowing the Company to use his seal for preparation of documentation related to such deregistration.
10.No Cooperation. Except as otherwise prohibited by law, Executive agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

11.Non-Solicitation. During the one-year period following the Separation Date, Executive shall not, without the express prior written consent of Company, which may be given or withheld by Company in its sole discretion, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity, employ, hire, solicit or encourage any employee or consultant of Company to leave the employment of or cease to perform services for Company.
12.Indemnification. The Executive shall fully indemnify and hold the Company harmless for any liability from any civil or criminal proceeding or litigation arising out of his acts or omissions not endorsed by the Company and shall fully cooperate with the Company and the relevant authorities in any investigation or inquiry in furtherance of such proceeding or litigation.
13.Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.
14.Arbitration; Injunctive Relief. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Seoul, Korea before the Korean Commercial Arbitration Board under its Arbitration Rules. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs to the extent permissible under the Arbitration Rules. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law.
This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and any agreements incorporated herein by reference.
Executive acknowledges that a breach by Executive of the obligations set forth in Sections 6, 7, 8, 10 and 11 above will result in irreparable harm, and no adequate remedy at law exists. Such breach will be deemed "material", entitling the Company to money damages and other appropriate relief including reimbursement of costs, reasonable attorneys' fees and an injunction to prevent any further breach of this Agreement.
15.Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
16.Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
17.Entire Agreement. This Agreement and any and all Stock Option and Restricted Stock Award Agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, Parent and their affiliates, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company, Parent and their affiliates.

18.No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their respective authorized representatives.
19.Governing Law. This Agreement shall be governed by the laws of the Republic of Korea, without regard for choice of law provisions.
20.Effective Date. This Agreement is effective on February 11, 2015.
21.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
22.Language. This Agreement is made in the English Language and the Korean language, and the English version shall prevail over the Korean version if there are any discrepancies.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.
Amkor Technology Korea, Inc.
Dated: February 11, 2015             By     _____________________________

Dated: February 11, 2015                _____________________________
JooHo Kim, an individual